UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/03/2007

NUTRI SYSTEM INC DE
(Exact name of registrant as specified in its charter)

Commission File Number:  0-28551

DE	23-3012204
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

300 Welsh Road, Building 1, Suite 100, Horsham, PA 19044
(Address of principal executive offices, including zip code)

215 706 5302
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

See Item 2.03 below. The description in Item 2.03 below is incorporated herein by reference.

Item 2.02.    Results of Operations and Financial Condition

On October 3, 2007, NutriSystem, Inc. (the "Company") issued a press release announcing preliminary financial results for the fiscal quarter ended September 30, 2007. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The Company executed a Credit Agreement, dated as of October 2, 2007, among the Company, certain subsidiaries as Borrowers, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other Lenders party thereto and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager (the "2007 Credit Agreement").

The 2007 Credit Agreement provides for a $200 million revolving credit facility ($20 million of which is available for the issuance of letters of credit for the account of the Borrowers) with an expansion feature, subject to certain conditions, to increase the facility to $300 million (the "Credit Facility"). The Credit Facility is an unsecured obligation which ranks pari passu with all other unsecured indebtedness of the Company.

The proceeds of the Credit Facility are being used for general corporate purposes.

Amounts under the Credit Facility may be borrowed, repaid and reborrowed from time to time until the maturity of the Credit Facility on the fifth anniversary of the closing date of the 2007 Credit Agreement. Voluntary prepayments and commitment reductions under the Credit Facility are permitted at any time without payment of any prepayment fee upon proper notice and subject to minimum dollar amounts.

Loans under the 2007 Credit Agreement will bear interest at either a floating rate, which will be a base rate, or a Eurocurrency rate equal to the London Inter-Bank Offered Rate ("LIBOR") for the relevant term, plus an applicable margin. The base rate will be the higher of Bank of America's base rate or one-half of one percent above the Federal Funds Rate. The initial margin on the Eurocurrency Rate is 0.750 percent per year, subject to adjustment based on Company's Consolidated Leverage Ratio. The Company will also pay fees with respect to the base amount of letters of credit at a rate per year equal to the applicable margin for Eurocurrency rate borrowings under the Credit Facility.

Under the 2007 Credit Agreement, the Company is required to pay a fee on the unused amount of the Credit Facility. The initial unused fee is 0.150 percent per year. The unused fee is subject to adjustment based on Company's Consolidated Leverage Ratio.

The 2007 Credit Agreement contains financial and other covenants, including a maximum leverage ratio and minimum interest coverage ratio, and includes limitations on, among other things, liens, certain acquisitions, consolidations and sales of assets.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 1, 2007, the Board of Directors of the Company approved an amendment to the by-laws of the Company for compliance with the New Direct Registration Rules effective January 2008.

Item 8.01.    Other Events

On October 3, 2007, the Company issued a press release announcing that the Board of Directors has authorized the Company to repurchase up to an additional $100 million of its issued and outstanding shares of common stock in open-market transactions on the Nasdaq National Market. The Company also extended the expiration of its previously announced stock repurchase program to March 31, 2009 from August 9, 2008.

Item 9.01.    Financial Statements and Exhibits

(d)   Exhibits

    Exhibit Number    Description of Exhibit

      99.1                   Press release, dated October 3, 2007, furnished herewith.

      99.2                   Amendment To By-Laws as approved by the Board of Directors on October 1, 2007, furnished herewith.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRI SYSTEM INC DE

Date: October 03, 2007	By:	/s/ James D Brown
James D Brown
Executive Vice President and CFO

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release, dated October 3, 2007
EX-99.2	Amendment to By-Laws